SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): February 1, 2008

Harbin Electric, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
000-51006	98-0403396
(Commission File Number)	(IRS Employer Identification No.)

No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu Harbin Kai Fa Qu, Harbin, China	150060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	86-451-86116757
_________________________________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Event.

In June 2006, an action was filed against Harbin Electric, Inc., a Nevada corporation (the “Company”) by Leong Sing Lye in the United States District Court for the District of Nevada, seeking specific performance of the Company’s alleged obligation to issue 228,000 shares of common stock and warrants to purchase 38,400 shares of common stock, or, in the alternative, the value of securities alleged to be owed to Mr. Lye under, or, monetary damages allegedly arising from, a so-called Appointment Agreement pursuant to which Mr. Lye alleges to have been appointed the Company’s Consultant of Corporate Strategy, as well as court costs and reasonable attorneys’ fees. On January 22, 2008, the Company, without admitting any liability, offered to allow judgment to be taken against the Company and in favor of Mr. Lye in full and final resolution of all claims and counterclaims in this action for the sum of one million dollars ($1,000,000). On February 1, 2008, the Company received a copy of Mr. Lye’s Notice of Acceptance of the Company’s Offer of Judgment, pursuant to which Mr. Lye accepted the Company’s offer of judgment for the amount of one million dollars ($1,000,000). Judgment was entered on February 4, 2008. Mr. Lye is not entitled to recover any further sum from the Company, other than post-judgment interest, if any post judgment interest accrues on the judgment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBIN ELECTRIC, INC.

By:	/s/ Tianfu Yang
Name: Tianfu Yang
Title: Chairman and Chief Executive Officer

Dated: February 6, 2008